First M&F Corporation

December 31, 2009

Dear Shareholder:

Your 4th quarter dividend of $0.01 per share is being paid today. The decision in the second quarter to reduce the dividend was one of the year’s toughest. In retrospect, it was the right action. The decline in real estate values and the credit deterioration in our acquisition, construction and development portfolio have had a material effect on our capital. Through three quarters capital has declined $37 million as a result of credit related issues. We believe difficult, but wise, decisions were made to reduce the dividend as well as to participate in the Treasury Department TARP program. This program has been controversial, stimulating passionate debate both for and against, but for M&F the additional capital has served its intended purpose in light of subsequent capital erosion.

Capital is precious and new capital is not readily available. Our strategies include returning to profitability as quickly as possible while being aggressive in settling credit issues. We have contingency plans if capital becomes a more acute issue.

The full discussion of 2009 will be in the 10-K filed in March. Meanwhile the 2009 unaudited numbers and tables will be released in mid-January, usually around the 18th.

The outlook for 2010 is for improving performance at M&F. The work and sacrifices of 2009 should bear fruit in 2010. If and as the economy improves, this improving trend could accelerate.  In either case M&F will continue to serve, invest, adapt and grow. The economy defines in large part the scope of opportunities. It is up to the associates and directors of M&F to make the most of the opportunities which do exist. The painful lessons of the recent past should serve well as a foundation for future growth and prosperity.

Scott Wiggers, Vice Chairman and 35 year associate, will retire December 31, 2009. Scott has served long and well. He is deserving of the gratitude of the entire M&F Family. I extend my gratitude, admiration and best wishes to Scott. His friendship is treasured. His wisdom and counsel will continue to be sought. Godspeed Scott and Faye.

Once again, I express my gratitude to you the owners of this great company. The present challenges shall pass and better, much better, days lie ahead.

Yours truly,

Hugh S. Potts, Jr.
Chairman and CEO